         THIS LICENSE AGREEMENT (the "AGREEMENT") made as of the 29th day of
November, 2004, by and between KENNETH COLE PRODUCTIONS (LIC), INC., a Bahamas corporation with offices at 90 Sommerset House, Thompson Boulevard, P.O. Box
SS-5212, Nassau, Bahamas ("LICENSOR"), and G-III APPAREL GROUP, LTD., a Delaware
corporation with offices at 512 Seventh Avenue, New York, New York 10018
("LICENSEE").

         WHEREAS, Licensor together with its parents and their subsidiaries, divisions and affiliates (collectively, the "LICENSOR GROUP") is the exclusive owner of all right, title and interest in and to the world-famous trade names, trademarks and service marks as are now or as may be hereinafter designated by
Licensor as the Licensed Marks (as such term is defined below);

         WHEREAS, Licensor and the Licensed Marks have established a distinctive reputation for excellence with the public as a leading fashion firm manufacturing and selling merchandise (directly and through licensees) of the highest quality, so that the preservation of the reputation and prestige of
Licensor and the Licensed Marks is of paramount importance.

         WHEREAS, Licensee and Licensor entered into an agreement dated August
23, 2001 to use the Licensed Marks for the manufacture distribution and sale solely of first quality women's leather and fabric outerwear (the "PRIOR LICENSE
AGREEMENT");

         WHEREAS, the Prior License Agreement expires by its terms on December
31, 2004;

         WHEREAS, Licensor is party to an agreement with Gordon And Ferguson of
Delaware, Inc. ("G&F") effective January 1, 2003 granting to G&F an exclusive license to use the Licensed Marks with respect to first quality men's fabric and leather outerwear (the "G&F AGREEMENT");

         WHEREAS, the G&F Agreement is terminating contemporaneously with the execution of this Agreement;

         WHEREAS, it is the desire and intention of the parties that Licensee be permitted to use the Licensed Marks throughout the Territory (as such term is defined below) on certain Products (as such term is defined below) and that this
Agreement replace the Prior License Agreement effective as of January 1, 2005;

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and other good and valuable consideration, Licensor and Licensee do hereby respectively grant, covenant and agree as follows:

1.   GRANT OF LICENSE

     1.1 Licensor hereby grants to Licensee, during the term of this Agreement, an exclusive license in the United States (defined to include the Continental
United States, Hawaii, Alaska, and Puerto Rico) (the "TERRITORY") to use the
marks "KENNETH COLE NEW YORK" and "KENNETH COLE REACTION" (each a "LICENSED
MARK" or "BRAND") in connection solely with the manufacture and distribution at wholesale of men's and women's leather and fabric outerwear (collectively, the
"PRODUCTS"), such outerwear marketed for sale solely in the outerwear classification department of department stores (i.e. in departments selling outerwear exclusively) and specifically not marketed for sale in sportswear collection or tailored clothing departments. In addition, Licensor hereby grants to Licensee, during the term of this Agreement, a non-exclusive license only throughout the Territory to use the Licensed Marks in connection with the manufacture, distribution and sale of Products: (i) in approved specialty stores; and (ii) to third party catalogs, subject to Licensor's approval as set forth below. In the event of a conflict regarding sales in non-exclusive retail outlets, Licensor reserves the right to resolve any such conflict, taking into account the natural channels of distribution of the Articles and other apparel, and the protection of the Licensed Marks. The item(s) within the definition of
Products, which are manufactured, distributed and sold by Licensee pursuant to this Agreement, shall be referred to collectively herein as "ARTICLES." Licensor specifically reserves its rights with respect to all other goods bearing the
Licensed Marks or bearing any other trademark except the Licensed Marks.
Licensee specifically acknowledges that outerwear can be sold in channels other than outerwear classification departments (e.g, as part of a sportswear collection or in tailored clothing departments) and that the Licensor Group may manufacture, distribute and sell, and grant to its licensees and other designated third parties the right to manufacture, distribute and sell, any such
Products bearing the Licensed Marks in the Territory through these channels.
Such Products may be substantially similar to Articles in styling, fabrication, color and the like and may be sold to the same customers to which Articles are sold. It is understood and agreed, however, that Licensor shall not offer, nor grant the rights for others to offer, for sale in the outerwear classification departments of department stores in the Territory men's or women's outerwear under the Licensed Marks.

     1.2 (a) Licensee acknowledges that the G&F Agreement terminates contemporaneously with the execution of this Agreement and that there will be a non-exclusive sell-off period thereafter through *****, with the Spring 2005 seasonal collection being the final new collection of Products bearing the
Licensed Marks to be produced and sold under the G&F Agreement. Accordingly, at the time the initial seasonal collections of Articles to be manufactured and sold hereunder are introduced and thereafter shipped, the Products produced and sold under the G&F Agreement from Spring 2005 and prior seasons will remain in the marketplace in the Territory, which is not a breach of Licensee's Product exclusivity rights hereunder. It is understood that Licensor reserves the right of first refusal with respect to any sale of goods at the expiration of the sell-off period of the G&F Agreement and that Licensor may allow Licensee to purchase such goods, on terms to be agreed upon by the parties. It is also understood that nothing in the G&F Agreement shall prevent Licensee from presenting Articles for sale and accepting orders therefor prior to the termination of the G&F Agreement.

         (b) In order to retain the right to distribute and sell Articles under each of the Licensed Marks, Licensee shall attain Net Sales, as such term is defined below, equal to the Guaranteed Minimum Net Sales by gender, as such term is defined below, in each Annual Period, as set forth in Paragraph 7.1 below. In the event Net Sales (as defined below) for either gender are less than the
Guaranteed Minimum Net Sales for the relevant gender in any two Annual Periods,
Licensor shall have the right, but not the obligation, to terminate this
Agreement subject to remedies provided in Paragraph 15.1 below. It is understood, however, that in the event that actual net sales for men's outerwear in the first Annual Period do not meet or exceed the Guaranteed Minimum Net
Sales Threshold for such period, such failure shall not trigger this provision provided Licensee pays the Guaranteed Minimum Royalty, Advertising Fees,
Campaign Fees and other budgeted items associated with Guaranteed Minimum Net
Sales of men's product in such Annual Period.

         (c) Commencing with the second Annual Period, in the event that any
Brand does not account for at least ***** percent (**%) of actual Net Sales in any Annual Period, Licensor shall have the right, but not the obligation, to delete the associated Licensed Mark(s) associated with that brand from the definition of Licensed Marks in this Agreement. In the event that either fabric outerwear or leather outerwear does not account for at least ***** percent (**%)
of actual Net Sales in any Annual Period, Licensor shall have the right, but not the obligation, to delete the relevant fabrication from the definition of
Products in this Agreement.

     1.3 All Articles shall bear a Licensed Mark and no Articles shall be sold or otherwise distributed by Licensee under any mark other than a Licensed Mark.
Additionally, Licensee shall not use either Licensed Mark together with any other trademarks or name or any other products. Licensor reserves all rights to the Licensed Marks except as specifically granted herein to Licensee and
Licensor may exercise such rights at any time including, but not limited to, the right to make any changes Licensor deems necessary to a Licensed Mark including without limitation use, style or appearance of said Licensed Mark. Licensor shall notify Licensee if it elects to change the form of a Licensed Mark and
Licensee shall effect the change as promptly as reasonably practicable and, in any event, no later than for the next seasonal collection after the seasonal collection then in production. However, if, after the change has been effected,
Licensee has an inventory of Articles bearing the previous form of the Licensed
Mark, Licensee may sell off such Articles, as closeouts and not as part of
Licensee's regular collections of Articles, in the ordinary course. Also, if, after the change has been effected, Licensee has an inventory of business documents bearing the previous form of the Licensed Mark, Licensee may use them up in the ordinary course unless otherwise notified by Licensor.

     1.4 Licensee acknowledges that the rights granted hereunder do not include the right to operate a retail or outlet store under either Licensed Mark or any variation or simulation thereof; nor may Licensee, its parents or any of their subsidiaries or affiliates (collectively, the "LICENSEE GROUP") sell Articles at retail. In the event that any of Licensee's principals are active investors in an entity selling Articles at retail, Licensee shall so inform Licensor and at all times the terms of such sales must be on an arm's-length basis and in no event more favorable than those offered to other customers.

     1.5 Licensee shall use its best efforts to exploit the rights herein granted throughout the Territory and, subject to the terms of this Agreement, to sell the maximum quantity of Articles therein consistent with the high standards and prestige represented by the Licensed Marks.

     1.6 (a) The term "Territory" shall expressly exclude (i) mail order catalogs and other direct mail materials ("DIRECT MAIL"), (ii) Web sites or otherwise through the World Wide Web, Internet, or other global computer information network (together, the "INTERNET"), (iii) any electronic sales vehicles (such as television marketing or interactive television), (iv) in and from retail stores and outlet stores operating under either Licensed Mark (or other marks owned or controlled by Licensor) located within and without the
Territory consistent with the terms of Paragraph 1.6(c) below, (v) uniforms,
(vi) bases and exchanges of the Armed Forces of any country, (vii) premium and corporate promotional or corporate gift programs and (viii) duty-free channels
(including DFS) (collectively, the "RESERVED CHANNELS"). In that regard, the sale of Products bearing the Licensed Marks by, or purchased from, Licensor or any of its affiliates and third party licensees, to customers in the Territory ordered through the Reserved Channels shall not be deemed a breach of Licensee's
Product exclusivity rights hereunder.

         (b) Licensee shall not, nor shall it authorize any of its customers to
(i) offer Articles for sale through the Reserved Channels or (ii) advertise, market, promote, publicize or otherwise exploit Articles or the Licensed Marks or otherwise use the Licensed Marks through the Reserved Channels or together with any other trademarks or name or any other products. From time to time,
Licensee may propose specific opportunities to exploit such channels on a non-exclusive basis. Licensor may approve or disapprove such proposals in its sole discretion. Licensor may subsequently withdraw its approval of such proposal, and Licensee shall use its best efforts to remove the Articles from such vehicle.

         (c) Licensee acknowledges that Licensor Group may market and sell
Products bearing the Licensed Marks not originating from Licensee to consumers in the Territory in the Reserved Channels. Further, Licensee acknowledges that
Licensor Group may, directly or through another Licensee, purchase Products bearing the Licensed Marks from third party contractors for sale (i) outside the
Territory or (ii) inside the Territory through the Reserved Channels. In no event, however, shall Licensor's

purchases from third parties exceed ***** percent (**%) of Licensor's total sales in the Reserved Channels in any Annual Period.

     1.7 (a) In no event shall Licensee sell Articles or cause Articles to be sold: (i) to customers located outside the Territory; (ii) through the Reserved
Channels (as defined above); or (iii) to a customer if Licensee or Licensor has reason to believe that such customer may sell Articles to customers located outside the Territory or that such customer may divert Articles, including by reason of a previous history of diversion of Articles, of other Products or of any other products. (To "divert" means to resell or otherwise transfer Articles from approved doors other than to consumers.)

         (b) In order to monitor and trace the source of any diversion activities, if Licensor should so request in writing, Licensee shall code
Articles using state-of-the-art computer or other indelible codes or markings consistent with industry standards for comparable brands of Products and acceptable to Licensor. Licensee shall cooperate with Licensor and its affiliates in the implementation of their anti-diversion and anti-counterfeiting measures, contributing to enforcement efforts on a pro rata basis. Licensor shall attempt in good faith to minimize enforcement costs consistent with the levels of diverted and/or counterfeit men's and women's leather and fabric outerwear actually detected in the marketplace.

     1.8 (a) Nothing herein shall be deemed to prevent the Licensor Group or any of its other licensees or third party contractors from manufacturing Products bearing the Licensed Marks in the Territory for distribution outside the
Territory or otherwise in keeping with the terms herein.

         (b) Licensee acknowledges that nothing herein grants Licensee any rights, including without limitation, the right of first refusal, to use the
Licensed Marks outside the Territory and the Licensor Group may, on its own or
through agreements with other licensees or third parties, use the Licensed Marks for any purpose, including in connection with the manufacture, distribution and sale of Products, outside the Territory. Upon request by Licensor, Licensee shall cooperate with the Licensor Group (or such licensee or third party as it may designate) in connection therewith and, specifically, shall provide the
Licensor Group (for itself or on behalf of its licensee or designated third party), without charge, with such design and styling information, including technical manufacturing specifications, as may be necessary or appropriate to enable the production of Products consistent with Articles produced by Licensee.
In connection therewith or when otherwise requested by Licensor, Licensee shall provide the Licensor Group (for itself or on behalf of its licensee or designated third party) with disk copies of the graded patterns and markers for the Articles which any such affiliate or third party desires to include in its collections and copies of such other materials as may be necessary for the production of those Products. With respect solely to these items, Licensee's cost thereof shall be reimbursed to Licensee.

     1.9 Licensee acknowledges that the Licensor Group and/or its licensees may purchase Articles bearing the Licensed Marks from Licensee or Products bearing the Licensed Marks from third parties for use as promotional items in conjunction with the sale or marketing inside and/or outside the Territory of items not constituting Articles (e.g. "gift with purchase").

     1.10 (a) In consideration for the grant of license contained herein,
Licensee shall pay Licensor ***** Dollars ($*****) (the "LICENSE ACQUISITION
FEE") as follows: ***** Dollars ($*****) shall be payable within three (3)
business days of execution of this Agreement, and ***** Dollars ($*****) shall be payable on January 1st of each of the first four Annual Periods (as defined below).

         (b) Within three (3) business days of execution of this Agreement,
Licensee shall issue to Licensor 50,000 unregistered shares of the common stock,
$.01 par value, of Licensee. The certificate for such shares shall bear a restrictive legend until registered under the Securities Act of 1933 (the
"Securities Act") or sold pursuant to the provisions of Rule 144 under the
Securities Act. In connection with the issuance of such shares, Licensor represents and warrants to Licensee that (a) Licensor is acquiring such shares solely for its own account for investment and not with a view to any distribution thereof in violation of the Securities Act; (b) Licensor is an
"accredited investor" as such term is defined in Rule 501 under the Securities
Act; (c) Licensor has had an opportunity to ask questions of and receive answers from Licensee regarding Licensee and its business, assets, results of operations and financial condition; and (d) Licensor has such knowledge, experience and skill in financial and business matters that it is capable of evaluating the merits and risks of an investment in such shares and can bear the economic risk of an investment in such shares.

2.   TERM

     2.1 The initial term of this Agreement shall commence on January 1, 2005 and continue through December 31, 2008. Each twelve (12) month calendar year commencing on each January 1st during the term of this Agreement, shall constitute and shall be referred to herein as an "ANNUAL PERIOD."

     2.2 (a) Provided that Net Sales (as such term is defined in Paragraph
8.1(c) below) in the 2007 Annual Period are at least ***** dollars ($*****), provided that men's outerwear and women's outerwear each constitute at least
***** percent (*****%) of total actual Net Sales in 2007, provided each Brand constitutes at least ***** percent (*****%) of Net Sales in 2007, provided fabric outerwear and leather outerwear each constitute at least ***** percent
(**%) of Net Sales, and provided further, that Licensee is not in default beyond the expiration of any applicable grace or cure period of the terms, covenants and conditions of this Agreement, Licensee shall have the option to extend the term of this Agreement for an additional period of four (4) years commencing
January 1, 2009 and terminating December 31, 2012 (the "RENEWAL OPTION").
Licensee may exercise the Renewal Option by giving written notice that shall be received by Licensor no earlier than January 1, 2008 and no later than
February 1, 2008. Time is of the essence with regard to the provisions of this section 2.2. In all other respects, all of the terms, covenants and provisions of this Agreement shall remain in full force and effect during the periods covered by the Renewal Option. For purposes of this Paragraph 2.2(a) only, actual Net Sales shall not be deemed to include "one-time" sales outside the scope of Licensee's ordinary business, including sales of current inventory to retailers or distributors at discounts in excess of **% of wholesale and sales to off-price outlets of current inventory or otherwise inconsistent with
Paragraph 8.1(b) below.

         (b) The effectiveness of any exercise of the Renewal Option is expressly contingent upon Licensee achieving actual Net Sales in 2008 in accordance with its Guaranteed Minimum Net Sales Thresholds (as set forth below)
and not otherwise being in default beyond the expiration of any applicable grace or cure period of the terms, covenants and conditions of this Agreement at the end of such Annual Period.

         (c) Licensee shall have no right to renew this Agreement beyond
December 31, 2012.

3.   DESIGN PROCESS

     3.1 (a) During each Annual Period, Licensee shall manufacture, distribute and sell at least two full collections of both men's outerwear and women's outerwear in both leather and fabric fabrications with additional designs to be injected in the line during the season as required by market conditions or upon
Licensor's request.

         (b) Licensee shall submit to Licensor 120 days before the beginning of each Annual Period during the term hereof or at any time upon Licensor's request for Licensor's prior approval, a merchandising plan by gender for the subsequent two seasons (the "MERCHANDISING PLAN"), an annual marketing, advertising and promotion plan by gender (the "MARKETING PLAN") and a two-year business plan by gender (the "BUSINESS PLAN"), the form of which is attached hereto and made a part hereof as "EXHIBIT 2" and which may be amended by Licensor from time to time. Each Merchandising Plan shall cover all Product classifications by Brand, by style, by color, by volume, by calendar rollout, and by distribution door level (i.e. "A", "B" and "C" doors) and such other information as Licensor may reasonably request. Each Marketing Plan shall cover the upcoming Annual Period, and shall include any other information that Licensor may reasonably request, all by gender and by Brand. Each Business Plan shall cover the upcoming two
Annual Periods (including, as applicable, "potential" Annual Periods after the end of the then-current term of this Agreement, even if this Agreement has not yet been renewed) and shall include any other information that Licensor may reasonably request. No Merchandising Plan, Business Plan or Marketing Plan shall be implemented until such proposed Merchandising Plan, Business Plan or
Marketing Plan is approved by Licensor, including the proposed Merchandising
Plan, Marketing Plan and Business Plan for the first Annual Period which shall be provided no later than thirty (30) calendar days after execution of this
Agreement. Licensee shall

update any Merchandising Plan, Marketing Plan or Business Plan immediately upon the request of Licensor.

         (c) Licensee shall appoint and maintain at all times during the term of this Agreement, a divisional vice president (and appropriate sales staff) for each gender and a senior product merchandiser/designer (and appropriate staff)
for each gender, all dedicated exclusively to the Articles and to Licensee's operations pursuant to this Agreement. In addition, at such time as Net Sales
(as defined below) shall reach $** in any Annual Period, Licensor may, in its sole discretion, require Licensee to appoint and maintain at all times thereafter during the term of this Agreement, a senior executive overseeing all of Licensee's operations pursuant to this Agreement and supervising all of the personnel detailed above, such executive to be dedicated exclusively to the
Articles and to Licensee's operations pursuant to this Agreement. Said personnel shall operate in conjunction with Licensor to facilitate the design, production, advertising and distribution of Articles. At all times the staffing must be sufficient to support the business properly and to maximize sales by gender. All personnel required pursuant to this Paragraph 3.1(c) shall be employees of
Licensee but shall be subject to Licensor's approval prior to appointment and at all times thereafter during the term of this Agreement. In the event Licensor shall revoke or withdraw said approval at any time during the term hereof,
Licensee shall promptly transfer such employee from the business unit responsible for this Agreement and designate a replacement to perform such functions, subject to the provisions of this Paragraph 3.1(c).

     3.2 Prior to each collection, Licensee shall submit to Licensor materials, designs, sketches, colors, samples, and ideas for use in connection with
Articles. Any and all such items shall be approved by Licensor in writing using the approval form attached hereto as "EXHIBIT 1", which form may be amended from time to time (the "APPROVAL FORM"). Licensee shall receive any such approval by
Licensor prior to the use of any of such items.

     3.3 Licensor may, in its sole discretion, prepare and deliver to Licensee sketches and ideas for Articles. In connection with such design direction,
Licensor may, in its sole discretion, purchase design samples. Licensee shall reimburse Licensor for any such design samples purchased by Licensor and provided to Licensee, such reimbursement not to exceed ***** dollars ($**) in any Annual Period without Licensee's prior approval, not to be unreasonably withheld. All designs created or approved by Licensor shall be and remain
Licensor's sole and exclusive property. Licensee shall use all sketches and other materials provided by or approved by Licensor solely in connection with the manufacture, distribution and sale of Articles pursuant to this Agreement.
Licensor may use and permit others to use any such sketches and other material, provided that such use does not conflict with any rights granted to Licensee hereunder.

     3.4 Licensee shall be responsible for the production of all samples as well as for the production of Articles and Licensee shall bear all costs in connection therewith.

     3.5 Licensor hereby acknowledges that Licensee is or presently contemplates being a party to other licensing arrangements with other parties for the manufacture and distribution of products with labels and trademarks other than the Licensed Marks. Consequently:

         (a) As of the date hereof, Licensee has provided Licensor with a complete list of all such trademarks, existing businesses and proposed businesses, including the names of all such parties and a complete description of the product lines thereunder, such list being attached hereto as Exhibit A;

         (b) During the term of this Agreement, in the event the Licensee Group intends to enter into any other licensing arrangement, joint venture, merger, acquisition, consolidation or any other affiliation or transaction with a designer or any other party relating to ***** ("PROPOSED TRANSACTION"), Licensee shall promptly notify Licensor in writing of such arrangement . Such notice shall include the identity of such prospective party, as well as the products to be included in such arrangement, the pricing structure of said products and the market segment to which such products would be sold. In the event Licensor notifies Licensee that the Proposed Transaction is for ***** and the Licensee
Group nevertheless proceeds with the Proposed Transaction, Licensor may, in its sole discretion, elect to terminate this Agreement, subject to remedies provided in Paragraph 15.1 below.

     3.6 Licensee hereby acknowledges that the Licensor Group is and will be in the future a party to other licensing arrangements with other parties for the manufacture and distribution of merchandise other than the Products under the
Licensed Marks. Consequently, Licensee shall, to the fullest extent possible, avoid any conflicts between or among the definitions of any apparel, accessories or other articles licensed under agreements with other parties, including the
Products hereunder. In the event of a conflict between or among the definitions of apparel or accessories licensed under other agreements, and the Products hereunder, Licensor reserves the right to resolve any such conflict, taking into account the natural channels of distribution of the Articles and other apparel, and the protection of the Licensed Marks. Licensor's decision in resolving such conflicts shall be final and binding. Licensee shall not, directly or indirectly, engage in any conduct that infringes on the legal rights of parties licensed under arrangements with the Licensor Group for products manufactured or sold under the Licensed Marks, whether in the Territory or other jurisdictions.

4.   MANUFACTURE OF ARTICLES: QUALITY CONTROL

     4.1 Licensee acknowledges that Licensor has established a reputation for excellence with the public as a leading fashion firm manufacturing and selling merchandise (directly and through licensees) of the highest quality.
Consequently, the preservation of the reputation and prestige of Licensor and the Licensed Marks is of paramount importance. Accordingly, Articles shall be of the highest quality and shall be

distributed and sold with packaging and sales promotion materials appropriate for highest quality Products.

     4.2 The styles, designs, packaging, contents, workmanship and quality of all Articles shall be approved by Licensor in writing, using the Approval Form, prior to the distribution or sale thereof. Licensor may take all actions which it deems necessary, in Licensor's sole discretion, to ensure that Articles sold hereunder are consistent with the reputation and prestige of the Licensed Marks as designations for the highest quality products. It is expressly agreed and acknowledged by the parties hereto that Licensee shall promptly produce samples of specific Articles, groups of Articles or styles of Articles as required or requested by Licensor. Thereafter, if approved by Licensor in accordance with this Agreement, Licensee shall manufacture, distribute and offer for sale such
Articles as part of Licensee's product assortment.

     4.3 Prior to the offer for sale of each Article, Licensee shall deliver to
Licensor for its approval, free of charge, one sample of each such Article together with the tags, labels and packaging to be used in connection therewith
(the "ARTICLE MATERIALS"). Prior to the offer for sale or distribution of each
Article, Licensee shall deliver to Licensor for its approval, free of charge, one production sample of each such Article together with the Article Materials.
After sale or distribution of an Article has commenced, Licensee shall, upon the request of Licensor, submit to Licensor then current production samples of each
Article together with the Article Materials so that Licensor may be assured of the maintenance of the required quality standards. After any sample is approved,
Licensee shall not deviate therefrom without the prior written approval of
Licensor. Licensee shall also submit to Licensor samples of each Article for any reasonable business purpose upon Licensor's request therefor free of charge.
Articles sold hereunder shall be at least equal in quality to the approved samples. Licensor and its representatives, upon reasonable advance notice, may examine Articles in the process of being manufactured and inspect all facilities utilized in connection therewith.

     4.4 (a) Licensee shall manufacture (or cause to be manufactured), sell, label, package, distribute and advertise Articles in accordance with all applicable laws and regulations. Licensee shall use and display the Licensed
Marks only in such form and manner as are approved by Licensor.

         (b) Licensee shall provide Licensor with a complete list of facilities manufacturing Articles or components thereof bearing the Licensed Marks
(including names, addresses and contact information) at least annually or more frequently as Licensor may reasonably request. Licensor shall maintain such information in confidence. For a period of six (6) months following any expiration of this Agreement, Licensor will not source Products in any facility on the list provided by Licensee unless Licensor or one of its affiliates was sourcing goods in such facility, pursuant to Paragraph 1.6(a) above or otherwise, during the term of this Agreement.

                                       10

         (c) Licensee shall cause to appear on all Articles and related materials, all advertising, promotional and publicity material used in connection therewith, and any printed matter on which a Licensed Mark appears, such legends, markings and notices as Licensor may request. No such printed matter shall include any other name, mark or designation other than the relevant
Licensed Mark. Before using or releasing any such material, Licensee shall submit to Licensor, for its written approval, proposed advertising, promotional and publicity copy, finished artwork for tags, labels, packaging, point-of-sale materials and the like and all printed matter on which a Licensed Mark appears.
After any sample, copy, artwork or other material is approved, Licensee shall not deviate therefrom without the prior written approval of Licensor. If
Licensor shall disapprove of any sample Article, any sample tag, label, packaging or the like, or any advertising, promotional or publicity material or any other printed matter, Licensee shall immediately cease and desist from any use thereof in any manner whatsoever. No printed matter of any kind shall be used or released prior to Licensee's receipt of such approval.

     4.5 (a) In order to maintain the reputation, image and prestige of Licensor and the Licensed Marks, Licensee's distribution patterns shall consist solely of such better department stores and specialty retailers whose location, merchandising and overall operations are consistent with the highest quality of
Articles and the reputation, image and prestige of the Licensed Marks.
Notwithstanding the foregoing, all such retailers, as well as those to which close-outs are sold, and the amount of Articles sold to such retailers categorized by gender shall be subject to the prior written approval thereof by
Licensor. Once such approval is given, Licensor subsequently may withdraw its approval of a retailer, an individual door (i.e., a single branch of a multiple-unit retailer) of an otherwise approved retailer or the amount sold to such retailer or door, for any business reason, including but not limited to:
diversion of Articles or other goods; advertising, marketing, promotion, offering for sale or sale of Articles in a manner that would be a breach of or default under this Agreement if done by Licensee; failing to continue to meet
Licensor's standards, including by reason of the manner in which such customer merchandises, offers for sale or sells Articles; sale of Articles or other goods not purchased from authorized sources; being incompatible with the image of the
Articles or the Licensed Marks; or failing to sell a reasonable cross-section of in-season Articles and/or other goods bearing the Licensed Marks purchased from authorized sources. Licensee acknowledges that retailers approved for one Brand or gender may not necessarily be approved for the other.

         (b) In addition, Licensee undertakes to monitor and supervise the merchandising and display of the Articles to be sold at retail so that the
Licensed Marks wherever used are properly and correctly displayed and the
Articles are in fact shown and sold as quality and prestige merchandise consistent with the worldwide reputation and prestige of the Licensed Marks. In the event Licensor should find any fact inconsistent with the foregoing, then
Licensor shall notify Licensee thereof and Licensee shall supervise the retail location concerned in rectifying such inconsistency. Should such

                                       11

retail location fail to rectify the same within a reasonable time period, then
Licensee shall cease to supply the Articles to said retail location.

         (c) Licensee shall provide Licensor with a complete wholesale customer list on a quarterly basis (including names, addresses and such other information as Licensor may reasonably request).

     4.6 In an endeavor to ensure the highest level of customer service to all consumers, and only in the event Licensor shall so request, Licensee shall place the number "1-800-KEN-COLE" (collectively the "CONSUMER PHONE") or any other phone designation as well as and any domain name that Licensor shall designate for the Brands (e.g. www.kencole.com) (collectively the "WEB SITES") on all
Article Materials and other printed matter that are used in conjunction with the
Articles at retail. Licensor shall administer, coordinate and pay for all expenses related to said Consumer Phone and Web Sites; provided, however, in the event consumer complaints relating to the Articles shall constitute a disproportionate share of such consumer complaints, Licensor reserves the right to charge Licensee for its pro rata share of costs associated with said Consumer
Phone and Web Sites. Licensee shall cooperate with Licensor to satisfy all reasonable consumer demands as may be deemed appropriate by Licensor for: (a)
replacement goods or merchandise credits; and (b) inquiries related to the availability of Articles or other information reasonably required to service the consumers. The provisions of this Paragraph 4.6 shall survive the termination or expiration of this Agreement for a period of one (1) year subsequent to said termination or expiration.

     4.7 Licensee shall spend the amounts necessary or appropriate to the develop and maintain in its customers' retail premises sales environments that are designed, decorated and fixtured to Licensor's specifications and consistent with and reflecting the image and prestige of the Articles and the Licensed
Marks. Concept shops and shop-in-shops shall be built in accordance with concepts of design, architectural planning, construction materials, layout, decor and other aspects of decoration as required by Licensor and shall be subject to Licensor's prior written approval. All expenses in connection with the design, development or construction of any such shops shall be borne or reimbursed by Licensee at its sole cost and expense.

     4.8 The styles, designs, appearance, components, images, materials, manufacturing facilities and sources, workmanship and quality of all product fixtures for the sale and marketing of Articles shall be approved by Licensor in writing prior to the manufacture, distribution or sale thereof. From time to time and at any time during this Agreement, Licensor may provide written specifications for the fixtures, which specifications must be strictly followed by Licensee. Fixtures bearing a Licensed Mark or other proprietary image or design of Licensor not approved by Licensor may not be used, sold or disposed of in any way without Licensor's prior written approval. All expenses in connection with the design, development or construction of any such fixtures shall be borne or reimbursed by Licensee at its sole cost and expense.

                                       12

5.   APPROVALS

     5.1 Licensor's approvals pursuant to this Agreement, except as otherwise expressly provided, may be based solely on Licensor's subjective standards and may be withheld in Licensor's sole and absolute discretion.

     5.2 Licensor's approval of any designs, materials, printed matter, samples or any and all things related thereto or contemplated under this Agreement, for use in connection with any particular collection of Articles shall constitute approval for such use only in connection with the then-current seasonal collection by gender and by Brand and shall not constitute approval of the use of any such materials in connection with any other collection of Articles.

     5.3 Any failure by Licensee to obtain Licensor's approval in accordance with this Agreement, or the use by Licensee of any designs, materials, sources, printed matter, samples or any and all things related thereto or contemplated under this Agreement, in absence of Licensor's prior written approval, shall be deemed to be a material default of this Agreement and shall be subject to the rights and remedies of Licensor as provided herein.

6.   ADVERTISING; SHOWROOM

     6.1 (a) Licensor shall promote, market and advertise the Licensed Marks and shall administer the budget for such advertising, marketing and promotion. As a contribution to said advertising, marketing and promotion, Licensee shall pay to
Licensor a fee (the "ADVERTISING FEE") for each Annual Period in an amount equal to ***** percent (**%) of the higher of: (i) the actual Net Sales by gender for such Annual Period; and (ii) the Guaranteed Minimum Net Sales by gender, as such term is defined below, for such Annual Period. During each Annual Period,
Licensee shall pay the Advertising Fee to Licensor in installments by gender proportional to and at the same time as installments of Guaranteed Minimum
Royalty, as such term is defined below, for such Annual Period are payable hereunder. Any additional Advertising Fee payable to Licensor, or any refund of
Advertising Fee payable to Licensee, for an Annual Period shall be accounted for and paid in the same manner and at the same time that Sales Royalty, as such term is defined below, is to be accounted for and paid hereunder. The
Advertising Fee for each gender for each Annual Period shall be credited for the same Annual Period by gender. No payment of Advertising Fee for any Annual
Period in excess of the minimum Advertising Fee by gender for such Annual Period shall be credited against the minimum Advertising Fee by gender for any other
Annual Period. Under no circumstances shall the minimum Advertising Fee be refundable.

         (b) The Licensor Group shall use a portion of the Advertising Fee for institutional advertising of the Licensed Marks, as it so determines, which may include the cost of catalog advertising, Licensor's Websites and other electronic media and which may or may not include the Articles. In the event such advertising includes the Articles,

                                       13

Licensee shall cooperate with the Licensor Group in connection with such advertising and, if requested by Licensor, shall produce and deliver samples of
Articles to Licensor for use in connection therewith at no cost to Licensor.

     6.2 (a) During the term of this Agreement, Licensee shall maintain at
Licensee's expense, separate showrooms exclusively for the display of Articles by gender. Said showrooms shall be located in the borough of Manhattan and shall be located, designed, decorated, staffed, maintained and re-modeled, if deemed necessary in Licensor's reasonable judgment, in a manner commensurate with the reputation and prestige of the Licensed Marks and shall be subject to the prior written approval of Licensor. In connection therewith, Licensee shall also maintain separate telephone numbers and listings under the name "KENNETH COLE
OUTERWEAR" and the name "REACTION KENNETH COLE OUTERWEAR." Licensee shall also maintain a showroom presence in the Licensor Group's corporate showroom for the display of Articles. Such display shall be built by the Licensor Group, provided, however, all costs associated with the building of such display, shall be at Licensee's sole cost and expense, in an amount not to exceed ***** dollars
($**) per square foot. In addition, Licensee shall pay its pro rata share of operating expenses associated with the display in addition to paying rent for the space, such rent not to exceed *****dollars ($**) per square foot per annum, commencing on the day Licensee takes possession of any such premises. Licensee and the Licensor Group shall enter into a separate agreement setting forth the particulars prior to any such possession by Licensee.

         (b) Under no circumstances shall the Licensed Marks be used in combination with any other marks or products used by Licensee in conjunction with the telephone listings or showroom detailed in Paragraph 6.2(a) above.
Licensee must submit all printed matter used by Licensee in the course of its business that contains the Licensed Marks, including but not limited to, stationery, letterheads, envelopes, invoices and business cards to Licensor for prior written approval.

         (c) When Licensee participates in trade shows, separate areas shall be maintained exclusively for the display of Articles by Brand by gender, subject to Licensor's prior approval. At Licensor's request, Licensee shall also participate and cooperate in trade shows in which the Licensor Group participates, and pay its pro rata share of any expenses incurred by the
Licensor Group in connection therewith. Such pro rata share shall be paid within twenty (20) days from the presentment of an invoice therefor.

         (d) For each Annual Period, Licensee shall pay toward the expenses incurred by the Licensor Group in connection with the Licensor Group's fashion or "runway" shows ("FASHION SHOW FEE"). For the shows taking place in 2005 and in each subsequent Annual Period during the initial term, the Fashion Show Fee shall be ***** dollars ($**). In the event Licensee shall properly exercise the
Renewal Option, Licensee's contribution shall increase by ***** percent (**%) in each Annual Period

                                       14

during the renewal term. Amounts due under this Paragraph shall be paid within twenty (20) business days from the presentment of an invoice therefor.

         (e) At Licensor's request and with Licensee's prior approval, Licensee shall participate in charitable donations and similar endeavors together with the Licensor Group, provided Licensee's donations shall not exceed ***** dollars
($**) per Annual Period. Where donations are made on a joint basis, Licensor will inform the relevant charity of the extent of Licensee's participation and where donations result in public recognition, seats at charitable dinners or similar benefits, Licensor shall attempt to ensure that Licensee participates in such benefits in proportion to the level of Licensee's contribution.

     6.3 (a) In addition to the Advertising Fee and the Campaign Fee (as set forth below), Licensee shall spend in each Annual Period not less than *****
percent (**%) of the higher of: (i) the actual Net Sales for such Annual Period;
or (ii) the Guaranteed Minimum Sales for such Annual Period to promote and market the Articles ("MINIMUM MARKETING AMOUNT"). Such Minimum Marketing Amount
shall include, but not be limited to, consumer advertising in a manner consistent with and intended to enhance the prestige of the Licensed Marks and the sale of Articles. For purposes hereof, "consumer advertising" shall be deemed to include cooperative, trade and print advertisements in prestigious national publications as well as other approved forms of advertisements, all as
Licensor may deem to be "consumer advertising". Upon Licensor's request therefore, Licensee shall submit to Licensor documentary evidence in a form reasonably satisfactory to Licensor that substantiates all such expenditures.

         (b) In connection with expenditures pursuant to Paragraph 6.3 (a)
above, the Licensor Group may furnish the services of its marketing personnel to assist Licensee's advertising and marketing efforts relating specifically to the
Articles. In such event, Licensee shall reimburse Licensor for all of the
Licensor Group's direct costs and expenses in furnishing such services, as well as an agency fee of ***** percent (**%) or the then-prevailing market rate for providing such services. In advance of performing services or incurring expenses under this Paragraph 6.3(b), Licensor shall submit an estimate of the anticipated services and reimbursable costs and expenses (which estimate shall reflect a contingency of ***** percent (**%) for such reasonable additional expenses as may be incurred in the course of performing such services) for
Licensee's approval, not to be unreasonably withheld.

         (c) All amounts due to the Licensor Group under this Paragraph 6.3 shall be payable by Licensee within twenty (20) days from the presentment of an invoice therefor.

     6.4 (a) In addition to the Advertising Fee and Licensee's obligations with respect to the Minimum Marketing Amount, Licensee shall pay to Licensor not less than ***** percent (**%) of the higher of: (i) the actual Net Sales by gender for such Annual Period; or (ii) the Guaranteed Minimum Sales by gender for such
Annual Period (the

                                       15

"CAMPAIGN FEE"). The Campaign Fee shall be spent on product-specific advertising in the Licensor Group's national advertising campaign that includes Licensee's
Articles (i.e. the Articles must appear in the image in question). Payments relating to the Campaign Fee are to be in proportional installments to and at the same time as installments of Guaranteed Minimum Royalty, as such term is defined below, for such Annual Period are payable hereunder. The Campaign Fee for each gender for each Annual Period shall be credited for the same Annual
Period by gender. No payment of Campaign Fee for any Annual Period in excess of the minimum Campaign Fee by gender for such Annual Period shall be credited against the minimum Advertising Fee by gender for any other Annual Period. If in any Annual Period the funds contributed pursuant to this Paragraph 6.4 are not expended for national advertising campaign images or advertising including the
Articles, they shall be redirected for other direct consumer marketing relating to the Articles.

         (b) Licensee shall regularly undertake public relations and related projects and activities ("PR Activities") relating to Articles. In connection therewith, Licensee shall spend for PR Activities during each Annual Period, not less than the amount set forth therefor in the Marketing Plan for such Annual
Period, it being expressly understood that amounts spent pursuant to this
Paragraph 6.4(b) shall be credited against Licensee obligations with respect to
Minimum Marketing Amount and it also being expressly understood that such expenditures shall not exceed the amount set forth in the Marketing Plan without
Licensee's prior written approval PR Activities shall be undertaken in consultation with the Licensor Group's public relations staff (the "PR Staff").
Licensee shall meet periodically with the PR Staff to develop and coordinate PR
Activities. Licensee shall not engage in any media contacts with respect to
Articles without first discussing the anticipated subject matter of the media contact and Licensor's policies with respect to those matters with the PR Staff.
All PR Activities, including all press releases, magazine and newspaper articles and other media related projects, are subject to Licensor's prior approval.
Also, the creative components of all of Licensee's public relations "events"
shall be developed by the PR Staff in consultation with Licensee.

     6.5 (a) At any time upon reasonable notice, Licensor may change or direct that procedures (but not the minimum amounts expended) be changed regarding the advertising, marketing, publicity and promotion of the Articles pursuant to this
Article.

         (b) In the event that Licensor shall materially and adversely change the promotional advertising policy for the Reaction Kenneth Cole Brand and
Licensee can demonstrate that such change in policy materially reduced Net
Sales, Licensee shall be exempt from default under Paragraph 13.1(iii) hereunder for the Annual Period in which the change occurs and for the subsequent Annual
Period, provided, however, that such exemption shall have no effect on
Licensee's other obligations under this Agreement, including but not limited to those with respect to Guaranteed Minimum Royalty, Advertising Fee and Campaign
Fee. Licensee may only invoke the protection of this Paragraph 6.5(b) by providing Licensor with written notice within ninety (90) days of the

                                       16

submission of the first Quarterly Statement (as defined below) reflecting the material reduction in Net Sales as a result of the change in policy.

7.   GUARANTEED MINIMUM ROYALTY AND GUARANTEED MINIMUM NET SALES

     7.1 (a) Licensee shall attain Guaranteed Minimum Net Sales by gender in each Annual Period as set forth below. In each Annual Period, the Guaranteed
Minimum Net Sales by gender for such Annual Period shall be the greater of: (i)
the relevant Guaranteed Minimum Net Sales Thresholds for such Annual Period as set forth below; or (ii) ***** percent (**%) of the actual Net Sales by gender for the previous Annual Period, in which event, the relevant Guaranteed Minimum
Net Sales Threshold for such Annual Period, as set forth below, shall be increased to reflect such amount. The Guaranteed Minimum Royalty for each Annual
Period will be set based on the application of the rates set forth in Paragraph
8.1 below to the Guaranteed Minimum Net Sales Thresholds as adjusted.

                              MEN'S OUTERWEAR                WOMEN'S OUTERWEAR
                            GUARANTEED MINIMUM               GUARANTEED MINIMUM
  ANNUAL PERIOD             NET SALES THRESHOLD             NET SALES THRESHOLD
  -------------             -------------------             -------------------
--------------------------------------------------------------------------------
    1   2005                      $*****                           $*****
--------------------------------------------------------------------------------
    2   2006                      $*****                           $*****
--------------------------------------------------------------------------------
    3   2007                      $*****                           $*****
--------------------------------------------------------------------------------
    4   2008                      $*****                           $*****
--------------------------------------------------------------------------------

         (b) In the event Licensee should exercise its Renewal Option in accordance with Sec. 2.2 above, the Guaranteed Minimum Net Sales for each Annual
Period during the Renewal Option term shall be the greater of: (i) the
Guaranteed Minimum Net Sales Threshold for such Annual Period as set forth below; and (ii) ***** percent (**%) of the actual Net Sales for the previous
Annual Period, in which event, the Guaranteed Minimum Net Sales Threshold and the Guaranteed Minimum Royalty for such Annual Period, as set forth below, shall be increased to reflect such amount. The Guaranteed Minimum Royalty for each
Annual Period will be set based on the application of the rates set forth in
Paragraph 8.1 below to the Guaranteed Minimum Net Sales Thresholds as adjusted.

                                        GUARANTEED MINIMUM
    ANNUAL PERIOD                 NET SALES THRESHOLD BY GENDER
    -------------                 -----------------------------
        2009          2008 ADJUSTED MINIMUM BY GENDER PLUS $***** BY GENDER
        2010          2008 ADJUSTED MINIMUM BY GENDER PLUS $***** BY GENDER
        2011          2008 ADJUSTED MINIMUM BY GENDER PLUS $***** BY GENDER
        2012          2008 ADJUSTED MINIMUM BY GENDER PLUS $***** BY GENDER

                                       17

     7.2 In each Annual Period, the Guaranteed Minimum Royalty (as well as the minimum Advertising Fee and minimum Campaign Fee otherwise consistent with the terms of this Agreement) shall be paid in four (4) equal quarterly installments.
In the event that application of the alternate percentage minimum set forth in
Paragraph 7.1 above shall require adjustment of a January payment, reconciliation shall be made in accordance with Paragraph 9.2 below.

     7.3 The Guaranteed Minimum Royalty by gender for each Annual Period may be credited only against the Sales Royalty by gender for the same Annual Period.
Further, no payment of Guaranteed Minimum Royalty shall be refundable.

     7.4 In the event that Licensee's shareholders' equity shall fall below
***** dollars ($**), Licensee shall immediately notify Licensor. In such event,
Licensee shall guarantee all payments due under any provision of this Agreement by issuing, by no later than thirty (30) days after written request by Licensor, a standby letter of credit for the benefit of Licensor in an amount equal to the total Guaranteed Minimum Royalties and Advertising Fee payable for the then current Annual Period. The letter of credit may be drawn down in full against a sight draft upon an installment of Guaranteed Minimum Royalty, minimum
Advertising Fee or minimum Campaign Fee not being paid in full to Licensor by the due date therefor or upon termination as a result of a default by Licensee or a wrongfully termination of this Agreement by Licensee. The letter of credit shall be issued by a bank located in New York City acceptable to Licensor or such other bank as may be selected by Licensee, provided that the letter of credit is confirmed by a bank acceptable to Licensor. Once issued, the letter of credit shall be renewed each year no later than January 15th, as updated to reflect the total amounts payable for the new Annual Period. In the event
Licensee fails to deliver a letter of credit due in accordance with this
Paragraph 7.4, Licensor shall have the option of terminating this Agreement, subject to the provisions of this Agreement with respect to termination. In the event Licensee's shareholders' equity ever falls below ***** dollars ($**),
Licensee shall notify Licensor immediately and unless Licensee shall cure within thirty (30) calendar days, Licensor shall have the option of terminating this
Agreement, subject to the provisions of this Agreement with respect to termination. Licensee's failure to notify Licensor as required shall be deemed a material breach of this Agreement. In the event Licensee's shareholders' equity ever falls below ***** dollars ($**), Licensee shall notify Licensor immediately and Licensor shall have the option of terminating this Agreement without
Licensee having an opportunity to cure, subject to the provisions of this
Agreement with respect to termination. Licensee's failure to notify Licensor as required shall be deemed a material breach of this Agreement.

8.   SALES ROYALTY

     8.1 (a) In each Annual Period, Licensee shall pay to Licensor a Sales
Royalty as a percentage of "Net Sales" (as defined below) as follows: for
Kenneth Cole new york Brand Products, ***** percent (**%) of Net Sales; for
Reaction Kenneth Cole

                                       18

Brand Products, ***** percent (**%) of Net Sales up to and including $*****, and
***** percent (**%) of Net Sales greater than $*****.

         (b) At the time Licensor approves retail outlets for sales of Articles pursuant to Paragraph 4.5 above, Licensor in its sole discretion shall designate such outlets as "approved retail outlets" or as "approved off-price outlets." If actual Net Sales to approved off-price outlets (excluding Kenneth Cole outlets)
exceed ***** percent (**%) of Licensee's total actual Net Sales of men's outerwear or ***** percent (**%) of Licensee's total actual Net Sales women's outerwear in the first Annual Period or if actual Net Sales to approved off-price outlets (excluding Kenneth Cole outlets) by gender exceed *****
percent (**%) of Licensee's total actual Net Sales by gender in any Annual
Period thereafter, Licensee shall be deemed to be in default for purposes of
Paragraph 13.1 hereunder.

         (c) "NET SALES" shall mean the invoiced amount of Articles shipped by the Licensee Group, less returns, customary trade discounts (defined as discounts for early payment of invoices) and advertising allowances, such advertising allowances not to exceed ***** percent (**%) of the invoiced amounts of Articles in any Annual Period. No deduction shall be made for other discounts, allowances, markdowns, uncollectable accounts or costs incurred by
Licensee.

         (d) Licensee agrees not to designate sales prices so low or discounts so high as to adversely affect the image, reputation and prestige of the
Licensed Marks and the consistency of Licensor's worldwide marketing efforts.
Licensee shall set its wholesale prices and suggested retail prices of each
Category at a level that would encourage the development of sales thereof while maintaining the image and prestige of the Licensed Marks and the quality of the
Articles. However, Licensee shall set its wholesale prices and suggested retail prices for each Category in its sole discretion.

     8.2 For each Annual Period, the Sales Royalty, Advertising Fee and Campaign
Fee shall be accounted for and paid quarterly within thirty (30) days from March
31, June 30, September 30 and December 31. The Sales Royalty, Advertising Fee
and Campaign Fee payable for each accounting and payment period (the "PAYMENT
PERIOD") during each Annual Period shall be computed on the basis of Net Sales during such Payment Period, with a credit for any quarterly installment payments theretofore made to Licensor for such applicable Payment Period only. Any refund of Sales Royalty, Advertising Fee and/or Campaign Fee owed to Licensee shall be calculated in the Payment Period reconciling each Annual Period and paid within thirty (30) days of reconciliation.

     8.3 No payment of Sales Royalty for any Annual Period in excess of payments of Guaranteed Minimum Royalty by gender for the same Annual Period shall be credited against the Guaranteed Minimum Royalty by gender due to Licensor for any other Annual Period.

                                       19

     8.4 Licensee shall not be entitled to nor shall take deductions or set-offs from any payments required to be made under this Agreement for any reason.

9.   SALES STATEMENT

     9.1 (a) Licensee shall deliver to Licensor, at the time each Sales Royalty payment is due, a statement (the "QUARTERLY STATEMENT") signed and certified as accurate by Licensee's chief financial officer, setting forth the just completed
Payment Period and the Annual Period-to-date: (i) the number and invoice price of all Articles invoiced or shipped to Licensee's customers, the amount of discounts and returns which properly may be deducted from Net Sales, all by
Brand, by gender, by customer, by door (to the extent available), by month, and in the aggregate; (ii) the amount of Sales Royalty then due and payable; (iii)
the amounts spent by Licensee for advertising, marketing and other promotional activities, all by Brand, by gender and by type of activities and in the aggregate; and (iv) the amount of discounts and returns which may be deducted from Net Sales by Brand, by gender, by customer, by month and in the aggregate.

         (b) (i) Licensee shall deliver to Licensor monthly, within ten (10)
days after the end of each month commencing with the first month during which
Articles are shipped, detailed sell-in reports, in both units and dollar amounts, covering the preceding month and the Annual Period-to-date, by Brand, by gender, by customer, by door, by style or stock keeping unit and by collection, with a comparison to the corresponding period during the preceding
Annual Period; (ii) Licensee shall deliver to Licensor detailed weekly sell-through reports (including sales and stock information for "this year,"
"last year" and "planned"), by Brand, by gender, by customer, by door (to the extent available) and by collection, with information presented for the week, the month-to-date, the season-to-date and the Annual Period-to-date. The final such report for each month also shall include the required information by style.
Each weekly sales report shall cover the proceeding Sunday through Saturday and shall be delivered no later than the following Friday.

         (c) Each of the Quarterly Statements and Licensee's other statements, reports and other items to be delivered under this Paragraph 9 shall be prepared in a format reasonably acceptable to Licensor which may be amended from time to time.

     9.2 Licensee shall deliver to Licensor, not later than forty-five (45) days after the end of each Annual Period, a statement signed and certified by its chief financial officer, relating to the entire Annual Period and setting forth the same information required of Licensee in accordance with Paragraph 9.1 above. Licensee shall also provide a copy in of Licensee's audited annual report certified by a certified public accountant. If any annual statement should indicate that there had been an underpayment or overpayment of Sales Royalty in any Annual Period, then Licensee shall pay or Licensor shall refund such amount
(as the case may be) within thirty (30) days of the receipt by Licensor of such statement.

                                       20

10.  BOOKS AND RECORDS; AUDITS

     10.1 Licensee shall maintain complete and accurate books of account and records as required under this Agreement (including the originals or copies of documents supporting entries in the books of account) covering all transactions relating to this Agreement and/or the distribution and sale of Articles, including but not limited to invoices, credits and shipping documents. At any reasonable time during the term of this Agreement and for three (3) years thereafter, Licensor may, upon ten (10) days prior written notice to Licensee, cause an audit to be made of Licensee's records and documents relating to this
Agreement. All such records and documents shall be kept available for at least five (5) years after the end of the Term.

     10.2 If, as a result of any audit of Licensee's books and records, such audit discloses a deficiency in the payment of any amount due hereunder, such deficiency shall become immediately due and payable with interest at the rate provided in Paragraph 13.1 below from the date when such payment should have been made. In the event the deficiency shall be in excess of ***** percent (**%)
of the amount actually paid for the subject period, Licensee shall pay to
Licensor upon demand the cost of such audit as well as all costs associated with two (2) subsequent audits. In the event a deficiency should occur on more than one occasion, or if any deficiency is in excess of ***** percent (**%), then
Licensee shall be deemed in default, and Licensor, in addition to all other remedies at law, in equity or otherwise provided herein, shall have the option to terminate this Agreement upon ten (10) days notice. Licensor must exercise its option to terminate any rights pursuant this Paragraph 10.2 within one hundred eighty (180) days of Licensor's discovery or other actual knowledge of the relevant event of default.

11.  THE LICENSED MARKS; COPYRIGHTS; PATENTS

     11.1 The Licensee Group shall not use the Licensed Marks, in whole or in part, as a corporate name, trade name or domain name.

     11.2 The Licensee Group acknowledges that the Licensor Group is the owner of all right, title and interest in and to the Licensed Marks in the Territory in any form or embodiment thereof and is also the owner of the goodwill attached or which shall become attached to the Licensed Marks in connection with the business and goods in relation to which the same has been, is or shall be used.
Sales by Licensee shall be deemed to have been made by Licensor for purposes of trademark registration and all uses of the Licensed Marks by Licensee shall inure to the benefit of Licensor. Licensee shall not do or suffer to be done any act or thing which may adversely affect any rights of Licensor in and to the
Licensed Marks or any registrations thereof or which, directly or indirectly, may reduce the value of the Licensed Marks or detract from their reputation. The
Licensee Group shall not sell Articles as "seconds", "irregulars", "damaged", etc. without the prior written approval of Licensor, which may be withheld in
Licensor's sole discretion.

                                       21

     11.3 Licensee shall use the Licensed Marks in the Territory strictly in compliance with all legal requirements and shall use such markings in connection therewith as may be required by applicable law, statute or regulation in order to give appropriate notice of any trademark, trade name or other rights therein or pertaining thereto.

     11.4 The Licensee Group shall never challenge the Licensor Group's ownership of or the validity of the Licensed Marks or any application for registration thereof, or any trademark registration thereof, or any rights of the Licensor Group therein, nor shall the Licensee Group seek to register the
Licensed Marks or any variation or simulation thereof within or without the
Territory. Further, the Licensee Group shall cooperate fully with any request by the Licensor Group in connection with any application, registration or filing in connection with the Licensed Marks. The provisions of this Paragraph 11.4 and the Licensee Group's obligations hereunder shall survive the expiration of termination of this Agreement.

     11.5 The Licensor Group shall take such action as it deems advisable for the protection of its rights in and to the Licensed Marks and the Licensee Group shall fully cooperate with the Licensor Group in connection therewith. To the extent Licensor and Licensee consent to undertake enforcement and anti-counterfeiting efforts, such consent not to be unreasonably withheld,
Licensee agrees to bear all costs and fees for enforcement and anti-counterfeiting efforts associated proportionately with the Articles.
Licensor shall attempt in good faith to minimize enforcement costs consistent with the levels of counterfeit products bearing the Licensed Marks actually detected in the Territory, and whenever possible, Licensor will provide reasonable notice and request Licensee approval, not to be unreasonably withheld, before incurring costs pursuant to this Paragraph 11.5. The Licensor
Group shall not be required to take any action if it deems inadvisable to do so, and the Licensee Group may not take any action with respect to the Licensed
Marks without Licensor's prior written approval. Licensee shall notify Licensor promptly after the Licensee Group becomes aware of: (a) an infringement or threatened infringement of the Licensed Marks; or (b) any actionable imitation of the Licensed Marks or the Articles or of their packaging or advertising. In such notice, Licensee shall identify the alleged infringer or imitator and shall specify in reasonable detail the nature of the acts constituting such infringement or actionable imitation.

     11.6 All intellectual property rights contained in the Articles or Article
Materials whether (i) created by Licensor or (ii) created by Licensee and approved by Licensor (collectively the "ARTICLE RIGHTS") shall be owned solely by Licensor. All copyrights in the Article Rights created by Licensee shall be considered works made for hire. In the event such copyrights are deemed not to be works for hire or any other Article Rights are not considered the property rights of Licensor, Licensee shall be deemed hereby to have assigned to Licensor all right, title and interest, in and to all such Article Rights held by
Licensee including without limitation, all copyrights and patents. At any time and from time to time and upon the request by Licensor, and at the expense of
Licensor, Licensee shall (x) execute, acknowledge and deliver, or cause to be done,

                                       22

executed, acknowledged and delivered all such further deeds, assignment, transfers and conveyances as may be required for the better assigning, transferring, granting and confirming to Licensor and its successors and assigns of the Licensor's rights as set forth herein, or (y) otherwise assist Licensor in procuring registrations for Licensor's rights as set forth herein including without limitation any patents or copyright registrations. Licensee shall enter into written agreements on these same terms with all individuals creating work, copyrightable or otherwise, in connection with the Articles or Article Materials and shall make any such agreements available for review by Licensor at
Licensor's request.

12.  INDEMNITY; INSURANCE

     12.1 (a) Licensee shall hold Licensor, Mr. Kenneth Cole, individually, and the Licensor Group, as well as the directors, officers, employees and agents, and their respective successors and assigns, of the Licensor Group, harmless from and shall indemnify each of them against any losses, liabilities, damages and expenses (including interest, penalties and reasonable attorneys' fees and expenses) which any of them may incur or become obligated to pay, or for which any of them may become liable to pay in any action, claim or proceeding against any of them, by reason of any representation or warranty on the part of Licensee being untrue in any material respect or by reason of any acts, whether of omission or commission, by Licensee, the Licensee Group, any of their contractors, suppliers or any of their respective affiliates, agents or employees arising out of or related to this Agreement. Licensee's indemnification obligation also shall apply to any action, claim or proceeding against any of the indemnities brought by or on behalf of any of Licensee's affiliates, customers, contractors or suppliers arising out of or relating to their relationships or dealings with Licensee, the termination thereof or otherwise. The provisions of, and Licensee's obligations under, this Paragraph
12.1(a) shall survive the expiration or termination of this Agreement.

         (b) Licensor and its parent shall hold the Licensee Group and its directors, officers, employees and agents, and their respective successors and assigns, harmless from and shall indemnify each of them against any losses, liabilities, damages and expenses (including interest, penalties and reasonable attorneys' fees and expenses) which any of them may incur or become obligated or liable to pay in any action, claim or proceeding against any of them: (i) in the event the use of the Licensed Marks, in accordance with the requirements hereof, infringes upon the trademark rights of a third party or (ii) in the event that
G&F brings action alleging that the exclusive rights that Licensor grants herein infringe upon G&F's contractual rights pursuant to the G&F Agreement. Licensee shall give Licensor prompt notice of any such action, claim or proceeding and
Licensor, in its sole discretion, then may take such action as it deems advisable to defend the action, claim or proceeding on behalf of the indemnitee.
If appropriate action is not taken by Licensor timely after its receipt of notice from Licensee, the indemnitee may defend the action, claim or proceeding, but with only one counsel reasonably acceptable to Licensor and at standard rates, and no compromise or settlement may be made without the approval of
Licensor, which shall not be withheld

                                       23

unreasonably. In either case, the indemnitee and Licensor shall keep each other fully advised of all developments and shall cooperate fully with each other in connection with the defense thereof. Also, no compromise or settlement of any such action, claim or proceeding may be made unless full releases as to the subject matter are obtained for Licensor and for the indemnitee. The indemnification provided herein apply solely to: (a) the amount of the judgment, if any, against the indemnitee; (b) any sums paid by the indemnitee in settlement; and (c) any expenses incurred by the indemnitee in connection with its defense. The provisions of and Licensor's obligations under Paragraph
12.1(b) shall survive the expiration or termination of this Agreement.

     12.2 Licensee shall procure and maintain at its own expense in full force and effect at all times during which Articles are being sold a public liability insurance policy which shall include products liability coverage with respect to
Articles, with a limit of liability of not less than $*****. Such insurance policy shall be written for the benefit of Licensee, with Licensor, Licensor's ultimate parent, and Mr. Cole as additional insureds and shall provide for at least thirty (30) days prior notice to Licensor of the cancellation or substantial modification thereof. Licensee shall deliver certificates of such insurance to Licensor within thirty (30) days of the date hereof and thirty (30)
days prior to any renewal or replacement thereof. Nothing in this Paragraph 12.2 shall be deemed to limit the indemnification provisions of Paragraph 12.1 (a)
above.

13.  DEFAULTS

     13.1 In the event Licensee fails to make any payment due hereunder and such default shall continue uncured for a period of five (5) days after receipt of notice from Licensor that such payment was due and payable, Licensor may terminate this Agreement forthwith by notice thereof to Licensee. Interest shall be payable with respect to late payments and shall accrue at a rate equal to two
(2) full percentage points over the prime rate being charged in New York, New
York by the Bank of New York as of the close of business on the date the payment first becomes due. In the event:

     (i)    Licensee discontinues the manufacture or distribution of Articles for a period of sixty (60) or more days;

     (ii)   The Licensee Group sells or exports Articles out of the Territory or otherwise violates the provisions of Paragraphs 1.7 above;

     (iii)  Net Sales by gender in any Annual Period are less than the
            Guaranteed Minimum Net Sales for the relevant gender in any two
            Annual Periods (unless otherwise expressly provided herein);

     (iv)   Off-Price Sales in any Annual Period exceed those permitted in
            Paragraph 8.1(b) above;

                                       24

     (v)    Licensee fails to satisfy the Minimum Marketing Amount in any Annual
            Period;

     (vi)   Licensee seriously or repeatedly violates the provisions of
            Paragraph 13.3; or

     (vii)  Licensee fails to comply with the requirements of Paragraph 7.4 above;

then in any such event, Licensor may terminate this Agreement forthwith by notice thereof to Licensee. If Licensor or Licensee fails to perform any of its non-monetary obligations under this Agreement and such default is not curable or, if curable, shall continue uncured for a period of twenty (20) days after notice thereof from the non-defaulting party, then the non-defaulting party, at its sole election, may terminate this Agreement forthwith by notice thereof to the defaulting party. A non-defaulting party must exercise its option to terminate any rights pursuant this Paragraph 13.1 within one hundred eighty
(180) days of such party's discovery or other actual knowledge of the relevant event of default.

     13.2 (a) In the event that Licensee files a petition in bankruptcy, is adjudicated a bankrupt or files a petition or otherwise seeks relief under or pursuant to any bankruptcy, insolvency or reorganization statute or proceeding, or if a petition in bankruptcy is filed against it or it becomes insolvent or makes an assignment for the benefit of creditors or a custodian, receiver or trustee is appointed for it or a substantial portion of its business or assets, this Agreement shall terminate automatically without notice.

         (b) No assignee for the benefit of creditors, custodian, receiver, trustee in bankruptcy, sheriff or any other officer of the court or official charged with taking over custody of Licensee's assets or business may continue this Agreement or exploit the Licensed Marks if this Agreement terminates pursuant to Paragraph 13.2 (a) above.

         (c) If, pursuant to the Bankruptcy Code or any amendment, supplement or successor thereto, a trustee in bankruptcy of Licensee, or Licensee, as debtor, is permitted to assume this Agreement and does so and, thereafter, desires to assign this Agreement to a third party, the trustee or Licensee, as the case may be ("DEBTOR"), shall notify Licensor. The notice shall set forth the name and address of the proposed assignee, the proposed consideration for the assignment and all other relevant details thereof. The giving of this notice shall constitute the grant to Licensor of an option to have this Agreement assigned to it or to its designee for the consideration, or its equivalent in money, and upon the terms specified in the notice. This option may be exercised only by notice given by Licensor to Debtor by the 30th day after Licensor's receipt of the notice from Debtor, unless a shorter period is deemed appropriate by the court in the bankruptcy proceeding. If Licensor does not exercise its option in a timely manner, Debtor may complete the assignment, but only if the assignment is to the entity named in the notice and for the consideration and upon the terms specified therein.

                                       25

Nothing herein is intended to impair any rights that Licensor may have as a creditor in the bankruptcy proceeding.

     13.3 Licensee shall not knowingly, nor shall Licensee knowingly suffer or permit any person or entity engaged in the manufacture or distribution of
Articles, to violate any applicable labor laws or Customs laws (including those regarding transshipment and improper designation of country of origin). The
Licensee Group may use contractors for the production of Articles
("Contractors"). However, no prospective Contractor shall be engaged until (i)
the Licensee Group conducts or has conducted a factory audit of the prospective
Contractor's facilities and Licensee certifies to Licensor that the prospective
Contractor has passed the audit, i.e., satisfied Licensor's then current standards therefor (as provided to Licensee by Licensor from time to time), and
(ii) the prospective Contractor executes and delivers to Licensee and Licensor an executed original of Licensor's factory guidelines and terms of engagement or such new form of contractor agreement as may be adopted generally by Licensor
("Factory Guidelines"). The Contractor's compliance shall be monitored at
Licensee's expense in accordance with Licensor's policies then in effect. If
Licensor objects to a Contractor, it shall provide Licensee with the basis for its determination, such as the failure of a Contractor to comply with the requirements of this Agreement or the Factory Guidelines, the failure of a
Contractor to pass follow-up factory audits or the failure of a Contractor to produce Articles of the requisite quality. Thereupon, Licensee shall use its best efforts to correct the problem, if possible, and, if the problem cannot be corrected or is not corrected within a reasonable period after receipt of
Licensor's aforesaid notice, Licensee immediately shall terminate its engagement of such Contractor. All costs incurred by Licensee or Licensor in connection with a factory audit of prospective Contractor or a current Contractor shall be borne by Licensee. Any shipment of Articles knowingly produced or accepted in violation of applicable labor law or Licensor's Factory Guidelines, terms of engagement or other applicable compliance policies shall be deemed to be default of this Agreement. Uncured, serious or repeated violations shall result in termination, subject to the rights and remedies of Licensor.

14.  INJUNCTIVE RELIEF

     14.1 Licensee recognizes that certain breaches of its obligations, including but not limited to its obligations under Paragraphs 1.4, 1.8, 1.11,
4.1, 4.2, 11 (in its entirety), 15.3, 20.2, 20.6, 20.10 and 20.11 of this
Agreement, may give rise to irreparable harm to Licensor and that monetary damages will be inadequate to compensate Licensor for such breach. Licensee therefore agrees that, in addition to any other remedies at law, in equity or otherwise, Licensor shall be entitled to obtain temporary and permanent injunctive relief from a court of competent jurisdiction to restrain any breach violation or threatened breach or violation of Paragraphs 1.4, 1.8, 1.11, 4.1,
4.2, 11 (in its entirety), 15.3, 20.2, 20.6, 20.10 and 20.11 of this Agreement without bond and without the necessity of showing actual monetary damages and that irreparable harm to Licensor shall be presumed with each such breach, violation or threatened breach by Licensee. Licensee shall also be entitled to obtain temporary and permanent injunctive relief from a court of

                                       26

competent jurisdiction to restrain any unauthorized sale or distribution of
Articles by a third party.

15.  RIGHTS ON EXPIRATION OR TERMINATION

     15.1 Upon termination of this Agreement by Licensor pursuant to Paragraphs
***** above, Licensee shall pay to Licensor, within twenty (20) days of the date of termination as liquidated damages solely with respect to Licensee's financial obligations hereunder, and not as a penalty, a sum equal to ***** of this
Agreement, (the "ROYALTY DAMAGES") as well as any amounts owing as of the time of termination. Upon termination of this Agreement by Licensor pursuant to
Paragraph 13.2 above, Licensee shall pay to Licensor, within twenty (20) days of the date of termination as liquidated damages solely with respect to Licensee's financial obligations hereunder, and not as a penalty, a sum equal to ***** of this Agreement as well as any amounts owing as of the time of termination.

     15.2 Notwithstanding the expiration or termination of this Agreement,
Licensor shall have and hereby reserves all rights and remedies which it has, or which are granted to it by operation of law or equity: (a) to enjoin the unlawful or unauthorized use of the Licensed Marks; (b) to collect any amounts by Licensee pursuant to this Agreement, including but not limited the Royalty
Damages; and (iii) to recover any other damages resulting from Licensee's breach hereof.

     15.3 Provided this Agreement is not terminated for default under Paragraph
*****, Licensee may, for an additional period of ***** months only, on a non-exclusive basis, sell and dispose of its inventory of Articles (the
"SELL-OFF ARTICLES"). Upon termination or expiration of this Agreement, the parties shall jointly and immediately cause a physical inventory to be taken of the Articles held in inventory by Licensee (including those expected from vendors or committed to purchasers) which inventory shall be reduced to writing and copies thereof delivered to and signed by each party. The sales of such
Sell-Off Articles are subject to all of the provisions hereof, including an accounting for and the payment of Sales Royalty and the Advertising Fee;
provided, however, Sell-Off Articles may not be advertised or promoted during such period. Unauthorized sale or promotion of the Articles in the Territory or elsewhere upon termination or expiration would cause irreparable damage to
Licensor and the prestige of the Licensed Marks. Any violation of this provision shall entitle Licensor to relief in the form of a temporary restraining order and preliminary injunction. Licensor reserves the prior right and option to purchase any or all Sell-Off Articles at a price equal to *****. The accounting and payment shall be due within thirty (30) days after the close of each three-month period. No payments of Guaranteed Minimum Royalty made during the
Annual Period in which this Agreement shall terminate or expire shall be credited against any Sales Royalty payable on the sales of Sell-Off Articles.
The provisions of this Paragraph 15.3 shall in no event be applicable if this
Agreement should terminate pursuant to Paragraphs *****

                                       27

or in the event of any monetary default hereunder. In the last year of the term of this Agreement, Licensee agrees to maintain no more than ***** months'
inventory of Articles as shall be estimated reasonably and in good faith. In no event shall Licensee maintain more than ***** months' inventory of Articles at any time as shall be estimated reasonably and in good faith.

     15.4 Except as provided in Paragraph 15.3 above, on the expiration or termination hereof: (a) all rights of Licensee shall terminate forthwith and shall revert immediately to Licensor, and all payments of Sales Royalties, the
Advertising Fee and the Campaign Fee based upon Net Sales theretofore made, shall become immediately due and payable; (b) Licensee may no longer use the
Licensed Marks and shall promptly transfer to Licensor, free of charge, all registrations, filings and rights with regard to the Licensed Marks which it may have possessed at any time; and (c) Licensee thereupon shall deliver to
Licensor, free of charge, all samples, sketches and other material in its possession which were designed by or approved by Licensor or used in connection with the business conducted by Licensee hereunder and all other material in its possession with a Licensed Mark thereon. After the expiration or termination hereof, Licensee shall not use or permit others to use any of said sketches or other material in connection with Products or any other merchandise.

16.  NOTICE

     16.1 All reports, approvals, requests, demands and notices required or permitted hereby shall be in writing and shall be deemed to be duly given if personally delivered, if delivered by nationally-recognized overnight courier or mail service, such as Federal Express or Express Mail, or if mailed (by certified or registered mail, return receipt requested) to the party concerned at its address set forth below:

                                       28

                  To Licensor:        at the address set forth on page 1:
                                      Attention:  Vice President, Licensing

                  with a copy to:     Chief Financial Officer
                                      c/o Kenneth Cole Productions, Inc.
                                      603 West 50th Street
                                      New York, New York  10019

                  and a copy to:      General Counsel
                                      c/o Kenneth Cole Productions, Inc.
                                      603 West 50th Street
                                      New York, New York  10019

                  To Licensee:        at the address set forth on page 1:
                                      Attention: Jeanette Nostra Katz, President

                  with a copy to:     Neil Gold, Esq.
                                      Fulbright & Jaworski
                                      666 Fifth Avenue
                                      New York, NY  10103

Either party may, from time to time, designate a different address by giving written notice to the other designating such address.

17.  ASSIGNABILITY; BINDING EFFECT

     17.1 The performance of Licensee hereunder is of a personal nature and, therefore, neither this Agreement nor the license or other rights granted hereunder may be assigned, sublicensed or transferred by Licensee and any such attempted assignment, sublicense or transfer, whether voluntary or by operation of law, directly or indirectly, shall be void and of no force or effect. A
Change In Control (as defined below) of Licensee or any parent of Licensee shall be deemed an assignment hereof. Notwithstanding the provisions of this Paragraph
17.1, so long as Licensee is not in default of any of the terms and conditions of this Agreement beyond the applicable notice and cure periods, Licensee shall be permitted to transfer its corporate shares by bequest or inheritance between or among the present majority shareholders of Licensee, to their immediate family (i.e. spouses, parents, siblings or children or grandchildren) or in connection with estate planning: provided, however, that upon such transfer the operation of the business conducted shall be in the same manner and under the same corporate entity and pursuant to all of the provisions of this Agreement.
Licensor's consent to any assignment, sublicense or transfer shall not be a waiver of Licensor's rights with respect to any further assignment, sublicense or transfer.

     17.2 "Change in Control" shall mean (except as provided below in this definition) (i) a change in (a) the beneficial ownership at any time by an entity or

                                       29

individual, either directly or indirectly, of equity securities or interests of
Licensee or of any parent of Licensee, the voting power of which constitutes more than fifty percent (50%) or more of the aggregate voting power of the outstanding equity securities or interests, as the case may be, of the subject company, or (b) the membership in the Board of Directors of any such party such that more than one-half of the directors are persons whose election has not been previously recommended by the applicable pre-existing Board of Directors, or
(ii) any merger, consolidation or reorganization of Licensee or any parent of
Licensee in which the stockholders of the subject company immediately before the transaction do not own at least fifty percent (50%) of the combined voting power of the voting securities of the surviving entity or its parent immediately after the transaction, or (iii) any sale or transfer of all or substantially all of the assets of Licensee or any parent of Licensee to a purchaser or other transferee in which the stockholders of the subject company immediately before the transaction do not own at least fifty percent (50%) of the combined voting power of the voting securities of the surviving entity or its parent immediately after the transaction.

     17.3 This Agreement shall inure to the benefit of and shall be binding upon the parties, their respective successors, Licensor's transferees and assigns and
Licensee's permitted transferees and assigns.

18.  ARBITRATION; COURT ACTIONS

     18.1 Except as specifically set forth in Paragraph 14 above or otherwise in this Agreement, any and all disputes, controversies and claims arising out of or relating to this Agreement or concerning the respective rights or obligations hereunder of the parties hereto except disputes, controversies and claims relating to or affecting in any way Licensor's ownership of or the validity of the Licensed Marks or any registration thereof, or any application for registration thereof (the "LICENSED MARK DISPUTES") shall be settled and determined by arbitration in New York, New York before the Commercial Panel of the American Arbitration Association in accordance with and pursuant to the then existing Commercial Arbitration Rules. The arbitrators shall have the power to award specific performance or injunctive relief and reasonable attorneys' fees and expenses to any party in any such arbitration and the courts shall have similar power with regard to that injunctive relief sought by Licensor, with regard to Licensed Mark Disputes or as otherwise provided herein (collectively
"COURT ACTIONS"). However, in any arbitration proceeding arising under this
Agreement, the arbitrators shall not have the power to change, modify or alter any express condition, term or provision hereof, and to that extent the scope of their authority is limited. The arbitration award shall be final and binding upon the parties and judgment thereon may be entered in any court having jurisdiction thereof. The service of any notice, process, motion or other document in connection with an arbitration under this Agreement or for the enforcement of any arbitration award hereunder may be effectuated in the manner in which notices are to be given to a party pursuant to Paragraph 16 above.

     18.2 Court Actions shall be brought in New York, New York in any court having competent jurisdiction, except that Licensor also may bring an injunctive

                                       30

proceeding in any jurisdiction where deemed appropriate by reason of its subject matter. Licensor and Licensee irrevocably submit to the jurisdiction of the
State and Federal courts in New York, New York and the courts in such other jurisdictions in Court Actions and waive any claim or defense of inconvenient forum or lack of personal jurisdiction in such forum under any applicable law or decision or otherwise. Service of any notice, process, motion or other document in connection with a Court Action may be made in the same manner that notices may be given under Paragraph 16 above. However, Licensor may serve process in any manner permitted by the laws of the State of New York, or by the State or
Federal courts located therein, or by the laws or courts of any such appropriate jurisdiction or any subdivision thereof.

19.  MISCELLANEOUS

     19.1 (a) Licensee shall sell Articles to the Licensor Group in such quantities as may be reasonably requested. All such purchases of Articles shall be billed and paid on terms of sale no less favorable to Licensor than any other retail customer of Articles of Licensee. In connection with such sales, Licensee shall deliver to Licensor, free of charge, one sample of each Article ordered by the Licensor Group. For in-season goods, the price for sales to retail and outlet stores operating under a Licensed Mark (or any other trademark owned or controlled by Licensor) and to Licensor's catalogs and Websites shall be *****.
Delivery of such Articles shall not be later than the dates of delivery of the same Articles to any other customer unless otherwise specified by Licensor. For close-outs, past-collection and all other similar off-price goods ("CLOSEOUTS"),
Licensor shall have a first option to purchase all such Articles. Accordingly, before offering any Closeouts to any third party, Licensee shall deliver to
Licensor a schedule of available Closeouts and Licensor shall notify Licensee, within ten (10) business days after the receipt of any such schedule, which, if any, of the available Closeouts Licensor shall purchase. The price for sales of
Closeouts to retail and outlet stores operating under a Licensed Mark (or any other mark owned or controlled by Licensor) and to Licensor's catalogs and
Websites shall be the lower of (i) ***** or (ii) current market value. In no event shall Licensee sell Closeouts to any third party at a price lower than that offered to the Licensor Group for the same goods without again offering them to the Licensor Group. Sales under this Paragraph 19.1(a) shall not be considered Net Sales for any purpose and no Sales Royalty, Advertising Fee,
Campaign Fee or Minimum Marketing Amount shall be due and payable on any sales under this Paragraph 19.1(a).

         (b) At the request of Licensor, Licensee shall sell Articles, in such quantities as may be ordered from time to time, to the Licensor Group or to
Licensor's authorized international distributors for resale outside the
Territory (the "FOREIGN DISTRIBUTORS"). The prices to be paid for Articles sold to such Foreign Distributors shall

                                       31

be no greater than "Factory Cost" plus ***** percent (**%). "FACTORY COST" shall be deemed to mean the costs of the components of the Articles and any their raw materials plus assembly costs. All other terms of sale shall be no less favorable to said Foreign Distributors than to any other customer of the
Articles. In the event Licensee shall sell Articles to any Foreign Distributor,
Licensee shall deal directly with such Foreign Distributor and shall look solely to it in such dealings. Sales under this Paragraph 19.1(b) shall not be considered Net Sales for any purpose and no Sales Royalty, Advertising Fee,
Campaign Fee or Minimum Marketing Amount shall be due and payable on any sales under this Paragraph 19.1(b).

     19.2 (a) All of the contents of this Agreement and all information relating to the business, operations and personnel of the members of the Licensor Group that Licensee learns or has learned during or prior to the term of this
Agreement, including all financial information and business plans relating to the business of Licensor or any of its affiliates, and all concepts, design components, specifications, creative concepts and marketing, advertising and promotional concepts and plans that Licensor provides to Licensee or that
Licensor approves for use in connection with Articles ("CONFIDENTIAL
INFORMATION"), are their valuable property. Licensee acknowledges the need to preserve the confidentiality and secrecy of the Confidential Information.
Therefore, during the term of this Agreement and thereafter, neither Licensee nor any member of the Licensee Group shall use or disclose any of the
Confidential Information, except for such use by or on behalf of Licensee that is permitted under this Agreement. Licensee shall take all necessary steps to ensure that any use by it and those acting on its behalf, including the members of the Licensee Group, the Contractors and its suppliers, shall preserve the confidentiality and secrecy thereof.

         (b) Licensor shall not, at any time during the term of this Agreement, disclose or use for any purpose, other than as specifically required under this
Agreement or by any law, statute, regulation or rule required of any publicly-held company, any acquired financial information, business plans, or similar confidential information or data relating to the business operations of
Licensee or the terms and conditions of this Agreement.

         (c) All concepts, design components and specifications and all rights therein, if either submitted by or approved by Licensor for use in connection with the Articles, shall be the exclusive property of Licensor and may be used by Licensee only in connection this Agreement. If any concepts, design components, specifications or other materials so submitted or approved by
Licensor are not used by Licensee, Licensee shall deliver such items to
Licensor, at Licensee's expense, and shall not use them or permit their use by others. Whether or not Licensee uses any of these items, Licensor may permit others to use them, but only if such use does not conflict with the rights granted to Licensee hereunder.

                                       32

         (d) Neither Licensee nor any member of the Licensee Group shall manufacture or sell any Products or other products bearing designs or of a styling substantially similar to the unique or distinctive designs or styling of any Articles or authorize any third party to do so; nor shall Licensee or any member of the Licensee Group manufacture or sell (i) any Products or other products using distinctive materials used for any Articles or (ii) a collection of Products or other products with substantially the same "color story" as any seasonal collection under this Agreement. ("Color story" means the unique or distinctive group of colors/color theme, patterns and prints that Licensor has approved for a seasonal collection by gender.) However, the colors, patterns and/or prints contained in Licensor's color story may be used in other of their collections of products if such colors, patterns and/or prints are not distinctive and do not constitute a substantial portion of the colors, patterns and/or prints featured in their other collections and, in marketing the other collections, the colors, patterns and/or prints of Licensor's color story are not grouped apart from other colors, patterns and/or prints or otherwise highlighted. Also, Licensee shall implement appropriate internal procedures to ensure that the provisions of this Paragraph 19.2(c) are not violated.

         (e) Licensee shall indemnify the members of the Licensor Group against any damage that may be suffered by any of them as a result of any breach by
Licensee, any of the members of the Licensee Group, any of the Contractors or any of Licensee's suppliers of the provisions of Paragraph 19.2. The provisions of and the obligations of Licensee and the members of the Licensee Group under
Paragraph 19.2 shall survive termination or expiration of this Agreement.

     19.3 Notwithstanding anything to the contrary herein, Licensor may, at any time, negotiate and enter into agreements with third parties pursuant to which it may grant licenses to use the Licensed Marks in connection with the manufacture, distribution and/or sale of Products in the Territory, but only if, pursuant to such third party agreements, the collections of such Products are not shipped prior to the expiration or termination of this Agreement. Nothing herein shall be construed to prevent the Licensor Group or any such licensee from showing such Products and accepting orders therefor prior to the expiration or termination hereof.

     19.4 This Agreement shall be construed and interpreted in accordance with the laws of the State of New York applicable to agreements made and to be performed in said State, contains the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, supersedes all prior oral and written understandings and agreements relating thereto and may not be modified, discharged or terminated, nor may any of the provisions hereof be waived orally.

     19.5 As of January 1, 2005, this Agreement supercedes the Prior License
Agreement and neither party shall assert any claim with respect to said agreement except as expressly contained in this Agreement. The parties agree to complete a final accounting of all amounts due and outstanding between them with respect to their respective obligations and payments under the Prior License
Agreement by no later than

                                       33

February 1, 2005. Any net amounts owed by Licensee to Licensor shall be paid within thirty (30) days after such accounting and any net amounts owed by
Licensor to Licensee shall be credited against Licensee's obligations under this
Agreement. In addition, the provisions of Paragraphs 10.1, 10.2, 11.4, 12.1,
12.2, 17.1, 18.2 and 18.4 of the Prior License Agreement shall continue in full effect.

     19.6 Nothing herein shall be construed to constitute the parties hereto as partners or as joint venturers, or either as agent of the other. Under no circumstances shall Licensee hold itself out as an affiliate or subsidiary of the Licensor Group or as being associated with the Licensor Group other than as a duly authorized Licensee of the Licensed Marks. Licensee shall have no power to obligate or bind Licensor in any manner.

     19.7 No waiver by a party, whether express or implied, of any provision hereof, or of any breach or default thereof, shall constitute a continuing waiver of such provision or of any other provision of this Agreement. Acceptance of payments by Licensor shall not be deemed a waiver of any violation of or default under any of the provisions hereof by Licensee.

     19.8 Licensor and Licensee represent and warrant to each other that it has not dealt with any broker, finder or other person in connection with the negotiation and execution of this Agreement. Each party agrees to and shall indemnify and hold harmless the other from any and all losses, costs, damages, and expenses arising out of or in connection with claims of any kind which assert the inaccuracy or breach by the indemnitor of the above representation and warranty, including, without limitation, attorneys' fees and court costs.

     19.9 (a) Notwithstanding any other provision of this Agreement and except for any monetary obligations due under this Agreement, any performance by
Licensee or Licensor under this Agreement shall be extended for the period of any delay caused by an act of God or the public enemy, civil war, insurrection or riot, fires, explosions, major accidents, governmental priorities, restrictions or allocations or strikes or labor disputes (collectively, "FORCE
MAJEURE"), but in no event shall such extension be longer than one hundred twenty (120) days. In any such event, the party affected thereby shall promptly notify the other in writing of such affected party's inability to perform.

         (b) To the extent Licensee can demonstrate that an instance of Force
Majeure materially reduced Net Sales, Licensee shall be exempt from default under Paragraph 13.1(iii) hereunder for the Annual Period in which the instance of Force Majeure occurs, provided, however, that such exemption shall have no effect on Licensee's other obligations under this Agreement, including but not limited to those with respect to Guaranteed Minimum Royalty, Advertising Fee and
Campaign Fee. Licensee may only invoke the protection of this Paragraph 19.9(b)
by providing Licensor with written notice within ninety (90) days of the submission of the first Quarterly

                                       34

Statement reflecting the material reduction in Net Sales as a result of the instance of Force Majeure.

     19.10 During the term of this Agreement and for two years thereafter, each party agrees and represents that it shall not, directly or indirectly, solicit for employment or employ on any basis whatsoever, any employee of the other party who, in such party's reasonable judgment, holds a position requiring a material level of responsibility, trust, training, experience or know-how.

     19.11 Licensee shall not, directly or indirectly, during the term of this
Agreement or at any time thereafter, do or refrain from doing anything that may adversely affect, or disparage the reputation, prestige, value, image or impression of the Licensed Marks, Licensor, the Articles, the Licensor Group or
any of the Licensor Group's officers, directors, affiliates, personnel, products, brands, or related companies, by words, actions or other communications, or by any omissions to speak, act or otherwise communicate, or in any other manner whatsoever. Licensor shall not, directly or indirectly, during the term of this Agreement or at any time thereafter, do anything that may adversely affect, or disparage the reputation, prestige, value, image or impression of Licensee, the Articles, or any of Licensee's officers, directors, affiliates, personnel, products, brands, or related companies, by words, actions or other communications, or by any omissions to speak, act or otherwise communicate, or in any other manner whatsoever.

     19.12 (a) Licensor hereby represents and warrants to Licensee that: (i)
Kenneth Cole Productions (LIC) is a corporation duly organized, validly existing and in good standing under the laws of the Bahamas; (ii) it has all requisite power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby; and (iii) the execution by Licensor of this
Agreement and the execution of the transactions contemplated hereby do not and shall not conflict with, result in a breach of the terms and conditions of, or constitute a default under Licensor's articles of incorporation or bylaws, or to the best of Licensor's knowledge violate any law, regulation or court order applicable to Licensor, or any license, agreement, contract, indenture or other instrument to which Licensor or any member of the Licensor Group is now a party or by which Licensor or its assets may be bound or affected.

         (b) Licensee hereby represents and warrants to Licensor that: (i) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) it has all requisite power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby; and (iii) the execution by Licensee of this Agreement and the execution of the transactions contemplated hereby do not and shall not conflict with, result in a breach of the terms and conditions of, or constitute a default under, Licensee's articles of incorporation or bylaws, or to the best of Licensee's knowledge violate any law, regulation or court order applicable to
Licensor or any license, agreement, contract, indenture or other instrument to which Licensee is now a party or by which Licensee or its assets may be bound or affected.

                                       35

     19.13 This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. If this Agreement is executed in counterparts, no signatory hereto shall be bound until all parties named below have duly executed or caused to be duly executed a counterpart of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first above written.

                                        KENNETH COLE PRODUCTIONS (LIC), INC.

                                        /S/ LUCIANA MAZZUEEATO
                                        ----------------------------------------
                                        BY: LUCIANA MAZZUEEATO
                                        ITS:  DIRECTOR

                                        G-III APPAREL GROUP, INC.

                                        /S/ WAYNE MILLER
                                        ----------------------------------------
                                        BY: WAYNE S. MILLER
                                        ITS: CHIEF OPERATING OFFICER

Acknowledged and Agreed
solely with respect to Paragraph 12.1(b):

KENNETH COLE PRODUCTIONS, INC.

/S/ PAUL BLUM
---------------------------
BY: PAUL BLUM
ITS: PRESIDENT

                                       36

                                    EXHIBIT 1

                       KENNETH COLE PRODUCT APPROVAL FORM

LICENSEE:
         ---------------------------------------

PRODUCT CATEGORY:
                 -------------------------------

STYLE/ REFERENCE NO:                                   DATE:
                     ---------------------------            --------------------

LINE:  KENNETH COLE NEW YORK                           COLLECTION:
                             -------------------                  --------------

CONCEPT APPROVAL SKETCH/ DESCRIPTION:

MATERIALS:
           ----------------------------------------------------------------

           ----------------------------------------------------------------

           ----------------------------------------------------------------

APPROVAL SIGNATURE:                                    DATE:
                   ------------------------------           --------------------

FINAL SAMPLE APPROVAL:                                 DATE:
                      ---------------------------           --------------------

PRODUCTION APPROVAL:                                   DATE:
                    -----------------------------           --------------------

                                       37

                                    EXHIBIT 2

                     BUSINESS PLAN AND MARKETING PLAN SAMPLE

I.   BUSINESS PLAN

     A.   SALES OBJECTIVES

          1.   PROJECTED VOLUMES
          2.   PROJECTED DOORS
          3.   DISTRIBUTION STRATEGIES
          4.   ANALYSIS OF PAST SEASON VOLUMES
          5.   DOOR PLAN DETAILING PROJECTED PRODUCT ASSORTMENT BY DOOR

     B.   ADVERTISING, MARKETING, PROMOTION AND PUBLIC RELATIONS OBJECTIVES

     C.   SHOP-IN-SHOPS

          1.   STRATEGIES
          2.   PROJECTED EXPENDITURES BY GENDER, CUSTOMER, DOOR

     D.   ORGANIZATIONAL STRUCTURE

     E.   LAUNCHES OF NEW INITIATIVES, NEW CATEGORIES

     F.   ANALYSIS OF COMPETITION INCLUDING PRICING

     G.   QUALITY, SOURCING AND OPERATIONAL ISSUES

II.  MARKETING PLAN

     A.   STRATEGY, INCLUDING EXPENDITURES, BY GENDER AND TYPE OF ADVERTISING
          VEHICLES, MARKETING AND PUBLIC RELATIONS

     B.   LAUNCH ACTIVITIES

     C.   COLLATERAL SUPPORT

     D.   MEDIA PLAN

                                       38

          1.   ADVERTISING SCHEDULE BY GENDER FOR ALL PRINT MEDIA

          2.   RADIO AND TELEVISION, IF APPLICABLE

                                       39